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                                                 May 22, 2002
                                                   102572-1


Barry Fink, Vice President and General Counsel
Morgan Stanley Dean Witter Advisors, Inc.
c/o Morgan Stanley Trust
Harborside Financial Center
Jersey City, NJ 07311


        RE:     MORGAN STANLEY BIOTECHNOLOGY FUND


Dear Barry:

         We understand that the trustees (the "Trustees") of Morgan Stanley Biotechnology Fund, a Massachusetts business trust (the "Trust"), intend, on or about May 22, 2002, to cause to be filed on behalf of the Trust a Pre-effective Amendment No. 1 to Registration Statement No. 333-83122 (as amended, the "Registration Statement") for the purpose of registering for sale shares of beneficial interest, $.01 par value, of the Trust (the "Shares"). We further understand that the Shares will be issued and sold pursuant to a distribution agreement (the "Distribution Agreement") to be entered into between the Trust and Morgan Stanley Dean Witter Distributors Inc.

         You have requested that we act as special counsel to the Trust regarding certain matters of Massachusetts law respecting the organization of the Trust, and in such capacity we are furnishing you with this opinion.

         The Trust, which was formed under the name Morgan Stanley Biotechnology Fund, is organized under a written declaration of trust finally executed and filed in Boston, Massachusetts on February 15, 2002 (the "Trust Agreement"). The Trustees (as defined in the Trust Agreement) have the powers set forth in the Trust Agreement, subject to the terms, provisions and conditions therein provided.

         In connection with the opinions set forth herein, you and the Trust have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things: a copy of the Trust Agreement; a form of the Distribution Agreement; a copy of the Registration Statement; the By-Laws of the Trust dated February 15, 2002 (the "By-Laws"); Consent of Trustees, dated February 19, 2002; Certificate of Assistant Secretary of the Trust with respect to a certain resolution of the Board of Trustees; and Certificates issued by the


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Barry Fink, Vice President and General Counsel
Morgan Stanley Dean Witter Advisors, Inc.
Page 2
May 22, 2002


Massachusetts Secretary of State on May 17, 2002, with respect to the Trust. We have assumed that the By-Laws have been duly adopted by the Trustees.

         In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures, (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us, (iii) that any resolutions provided have been duly adopted by the Trustees,
(iv) that the Distribution Agreement will be executed by the parties thereto and will be enforceable in accordance with the terms thereof, and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. We have also examined such questions of law as we have concluded necessary or appropriate for purposes of the opinions expressed below. Where documents are referred to in resolutions approved by the Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement, or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

         Based upon the foregoing, and with respect to Massachusetts law only (except that no opinion is herein expressed with respect to compliance with the Massachusetts Uniform Securities Act), to the extent that Massachusetts law may be applicable, and without reference to the laws of any of the other several states or of the United States of America, including State and Federal securities laws, we are of the opinion that:

         1. The Trust is a business trust with transferable shares, organized in compliance with the requirements of The Commonwealth of Massachusetts and the Trust Agreement is legal and valid.

         2. The Shares to which the Registration Statement relates and which are to be registered under the Securities Act of 1933, as amended, will be legally and validly issued and fully paid and non-assessable by the Trust upon receipt by the Trust of consideration determined by the Trustees in compliance with
Article VI, Section 6.4 of the Trust Agreement and the Trust's issuance of the Shares pursuant to the Trust Agreement.

         We understand that you will rely on this opinion solely in connection with your opinion to be filed with the Securities and Exchange Commission as an Exhibit to the Registration Statement. We hereby consent to such use of this opinion and we also consent to the filing of said opinion with the Securities and Exchange Commission. In so consenting, we do not thereby admit to be within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


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Barry Fink, Vice President and General Counsel
Morgan Stanley Dean Witter Advisors, Inc.
Page 3
May 22, 2002


         We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.


                                             Very truly yours,

                                             /s/ NUTTER, MCCLENNEN & FISH, LLP
                                             -----------------------------------
                                                 NUTTER, MCCLENNEN & FISH, LLP